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                                                                     EXHIBIT 12
                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)
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                                                                         NINE                              TWELVE
                                                                     MONTHS ENDED                       MONTHS ENDED
                                                                  SEPTEMBER 30, 1995                 SEPTEMBER 30, 1995
                                                                  ------------------                 ------------------
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Fixed Charges as Defined:

  (1)      Interest on Long-Term Debt...........................  $          204,436                 $          270,561
  (2)      Other Interest.......................................              21,454                             28,020
  (3)      Preferred Dividends Factor
                of Subsidiary...................................              34,578                             47,077
  (4)      Interest Component of Rentals
                Charged to Operating Expense....................               2,686                              3,688
                                                                  ------------------                 ------------------
  (5)      Total Fixed Charges..................................  $          263,154                 $          349,346
                                                                  ==================                 ==================
Earnings as Defined:

  (6)      Income from Continuing Operations
                Before Cumulative Effect of
                Change in Accounting............................  $          392,970                 $          398,809
  (7)      Income Taxes for Continuing
                Operations Before Cumulative
                Effect of Change in Accounting..................             193,976                            192,240
  (8)      Total Fixed Charges (line 5).........................             263,154                            349,346
                                                                  ------------------                 ------------------
  (9)      Income from Continuing Operations
                Before Cumulative Effect of
                Change in Accounting, Income
                Taxes and Fixed Charges.........................  $          850,100                 $          940,395
                                                                  ==================                 ==================
Preferred Dividends Factor of
           Subsidiary:

 (10)      Preferred Stock Dividends of
                Subsidiary......................................  $           23,207                 $           31,809

 (11)      Ratio of Pre-Tax Income from
                Continuing Operations to Income
                from Continuing Operations
                (line 6 plus line 7 divided
                by line 6)......................................                1.49                               1.48
                                                                  ------------------                 ------------------
 (12)      Preferred Dividends Factor of
                Subsidiary (line 10 times
                line 11)........................................  $           34,578                 $           47,077
                                                                  ==================                 ==================
Ratio of Earnings to Fixed Charges
    (line 9 divided by line 5)..................................                3.23                               2.69
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